Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On April 17, 2014, Akorn, Inc. ("Akorn", or the "Company") completed its merger ("the Merger") of Hi-Tech Pharmacal Co. Inc. ("Hi-Tech") in a transaction accounted for under the purchase method of accounting for business combinations. Akorn paid a total purchase price of $649,558,000 to acquire all of the outstanding Hi-Tech common shares, stock options and payments for key executives principally funded through debt.

The unaudited pro forma condensed combined financial statements presented below are based on, and should be read in conjunction with, the historical information that Akorn and Hi-Tech have presented in their respective filings with the SEC. The unaudited pro forma condensed combined balance sheet as of March 31, 2014 gives effect to the merger described in note (1) to the unaudited pro forma condensed combined financial statements as if it had occurred on March 31, 2014, and combines the historical balance sheets of Akorn and Hi-Tech as of March 31, 2014 and January 31, 2014, respectively. The unaudited pro forma condensed combined statement of operations for the quarter ended March 31, 2014 is presented as if the merger had occurred on January 1, 2013, and combines the historical results of Akorn and Hi-Tech for the quarter ended March 31, 2014 and the quarter ended January 31, 2014, respectively, while the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 is presented as if the merger had occurred on January 1, 2013, and combines the historical results of Akorn for the year ended December 31, 2013 and the historical results of Hi-Tech for the twelve (12) month periods ended January 31, 2014. The historical financial information is adjusted to give effect to pro forma events that are directly attributable to the merger, factually supportable, and with respect to the statements of operations, are expected to have a continuing impact on combined results.

The pro forma adjustments related to the merger are based on a preliminary fair valuation of assets acquired and liabilities assumed in connection with the acquisition whereby the cost to acquire Hi-Tech was allocated to the assets acquired and the liabilities assumed, based upon their estimated fair values. The preliminary fair valuation of assets acquired and liabilities assumed in connection with the acquisition is subject to finalization of Akorn’s management analysis of the fair value of the assets acquired and liabilities assumed of Hi-Tech as of the acquisition date. The final fair valuation of assets acquired and liabilities assumed in connection with the acquisition may result in additional adjustments to the recorded amounts of assets and liabilities that may be material and may also result in adjustments to depreciation, amortization and charges for acquired in-process research and development that may be material. The final allocation is expected to be completed as soon as practicable, but no later than 12 months after the acquisition date.

The historical financial information has been adjusted to reflect pro forma events that are directly attributable to the acquisition and can be reasonably estimated. The unaudited pro forma condensed combined statement of operations does not reflect the potential realization of cost savings and operating synergies relating to the integration of the two companies, nor does it include any other item not expected to have a continuing impact on the combined results of the companies. The preliminary estimate of the fair values of acquired assets and liabilities are based on preliminary estimates and are subject to change.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements and were prepared for illustrative purposes in accordance with the regulations of the Securities and Exchange Commission and should not be considered indicative of the financial position or results of operations that would have occurred if the acquisition had been consummated on the dates indicated, nor are they indicative of the expected future financial position or results of operations of the condensed combined company.

AKORN, INC.
CONDENSED COMBINED BALANCE SHEET
March 31, 2014
(In Thousands)
(Unaudited)

	Akorn (as of March 31, 2014)	Hi-Tech (as of January 31, 2014)	Pro Forma Adjustments (Note 3)			Pro Forma Combined
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$45,606	$86,447		$(77,687)	( a )	$54,366
Trade accounts receivable, net	65,500	70,889				136,389
Inventories, net	62,013	46,708		6,738	( b )	115,459
Deferred taxes, current	8,038	9,177		2,162	( h )	19,377
Prepaid expenses and other current assets	4,559	10,388				14,947
TOTAL CURRENT ASSETS:	185,716	223,609		(68,788)		340,537
PROPERTY, PLANT AND EQUIPMENT, NET	87,675	35,125		10,936	( c )	133,736
OTHER LONG TERM ASSETS:
Goodwill	30,437	545		170,762	( d )	201,744
Product licensing rights, net	122,933	37,306		297,653	( e )	457,892
Other intangible assets, net	14,283	477		14,723	( e )	29,483
Deferred financing costs	3,570	-		13,631	( f )	17,201
Long-term investments	10,012	-				10,012
Deferred taxes, non-current	3,330	3,339				6,669
Other	3,556	274				3,830
TOTAL OTHER LONG-TERM ASSETS	188,121	41,941		496,770		726,831
TOTAL ASSETS	$461,512	$300,675		$438,918		$1,201,105
LIABILITY AND SHAREHOLDERS’ EQUITY:
CURRENT LIABILITIES:
Trade accounts payable	$30,632	$9,635	$			$40,267
Contingent consideration, current	18,898	2,875		(575)	( g )	21,198
Accrued compensation	4,453	-				4,453
Accrued royalties	6,480	-				6,480
Deferred Tax Liability, current	-	-		2,493	( h )	2,493
Income taxes payable	6,559	-				6,559
Long-term debt, current	-	-		3,000	( i )	3,000
Accrued expenses and other liabilities	9,039	15,075				24,114
TOTAL CURRENT LIABILITIES	76,061	27,585		4,918		108,564
LONG-TERM LIABILITIES:
Long-term debt, net of current portion	109,825	-		597,000	( i )	706,825
Contingent consideration, non-current	-	2,921		(121)	( g )	2,800
Long-term portion of deferred tax liabilities	-	-		119,626	( h )	119,626
Lease incentive obligations and other long-term liabilities	1,577	-				1,577
TOTAL LONG-TERM LIABILITIES	111,402	2,921		716,505		830,828
TOTAL LIABILITIES	187,463	30,506		721,423		939,392
SHAREHOLDERS’ EQUITY:
Common stock	241,571	113,037		(113,037)	( j )	241,571
Additional paid in capital		164		(164)	( j )	-
Warrants to acquire common stock	17,946	-		-		17,946
Treasury stock	-	(25,425)		25,425	( j )	-
Retained earnings (accumulated deficit)	25,194	182,393		(194,729)	( j )	12,858
Accumulated other comprehensive loss	(10,662)	-	-	(10,662)
TOTAL SHAREHOLDERS’ EQUITY	274,049	270,169	(282,505)	261,713
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$461,512	$300,675	$438,918	$1,201,105

AKORN, INC.
CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2013
(In Thousands, Except Per Share Data)
(Unaudited)

	Akorn Year Ended 12/31/13	Hi-Tech 12 months ended 1/31/14 (1)	Pro Forma Adjustments (Note 3)			Pro Forma Combined
Revenues	$317,711	$227,477	$			$545,188
Cost of sales (exclusive of amortization of intangibles included below)	145,807	111,511		12,708	( k )	270,026
GROSS PROFIT	171,904	115,966		(12,708)		275,162
Selling, general and administrative expenses	53,508	55,461		(5,435)	( l )	103,534
Acquisition-related costs	2,912	-		(2,395)	( m )	517
Research and development expenses	19,858	17,051				36,909
Amortization of intangibles	7,422	6,566		15,664	( n )	29,652
TOTAL OPERATING EXPENSES	83,700	79,078		7,834		170,612
OPERATING INCOME	88,204	36,888		(20,542)		104,550
Amortization of deferred financing costs	(842)	-		(1,924)	( o )	(2,766)
Interest expense, net	(8,649)	362		(26,942)	( p )	(35,229)
Equity in earnings of uncombined joint venture	80	-				80
Bargain purchase gain	3,707	-				3,707
Settlements and loss contingencies	-	(26,400)				(26,400)
Other non-operating income (expense), net	395	1,853				2,248
INCOME (LOSS) BEFORE INCOME TAXES BEFORE NON-RECURRING CHARGES DIRECTLY ATTRIBUTABLE TO THE TRANSACTION	82,895	12,703		(49,408)		46,190
Income tax provision (benefit)	30,533	3,232		(16,675)	( q )	17,090
COMBINED INCOME (LOSS) BEFORE NON-RECURRING CHARGES DIRECTLY ATTRIBUTABLE TO THE TRANSACTION	$52,362	$9,471		$(32,734)		$29,099
COMBINED INCOME (LOSS) BEFORE NON-RECURRING CHARGES DIRECTLY ATTRIBUTABLE TO THE TRANSACTION PER SHARE:
BASIC						$0.30
DILUTED						$0.26
SHARES USED IN COMPUTING COMBINED INCOME (LOSS) BEFORE NON-RECURRING CHARGES DIRECTLY ATTRIBUTABLE TO THE TRANSACTION:
BASIC						96,181
DILUTED						113,898

(1)	Hi-Tech's financial information was derived by adding the nine months ended January 31, 2014 to its year ended April 30, 2013, less the nine months ended January 31, 2013.

AKORN, INC.
CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Three Month Period Ended March 31, 2014
(In Thousands, Except Per Share Data)
(Unaudited)

	Akorn 3 months Ended 3/31/14	Hi-Tech 3 months ended 1/31/14 (2)	Pro Forma Adjustments (Note 3)		Pro Forma Combined
Revenues	$90,622	$59,902	$		$150,524
Cost of sales (exclusive of amortization of intangibles included below)	40,966	27,962	1,605	( k )	70,533
GROSS PROFIT	49,656	31,940	(1,605)		79,991
Selling, general and administrative expenses	16,586	14,212	(1,047)	( l )	29,751
Acquisition-related costs	454	-	(372)	( m )	82
Research and development expenses	4,419	4,449			8,868
Amortization of intangibles	4,757	1,651	3,907	( n )	10,315
TOTAL OPERATING EXPENSES	26,216	20,312	2,487		49,015
OPERATING INCOME	23,440	11,628	(4,092)		30,976
Amortization of deferred financing costs	(6,154)	-	(481)	( o )	(6,635)
Interest expense, net	(2,161)	440	(2,933)	( p )	(4,654)
Other non-operating income (expense), net	567	243			810
INCOME (LOSS) BEFORE INCOME TAXES BEFORE NON-RECURRING CHARGES DIRECTLY ATTRIBUTABLE TO THE TRANSACTION	15,692	12,311	(7,507)		20,496
Income tax provision (benefit)	5,864	3,960	(2,240)	( q )	7,584
COMBINED INCOME (LOSS) BEFORE NON-RECURRING CHARGES DIRECTLY ATTRIBUTABLE TO THE TRANSACTION	$9,828	$8,351	$(5,266)		$12,913
COMBINED INCOME (LOSS) BEFORE NON-RECURRING CHARGES DIRECTLY ATTRIBUTABLE TO THE TRANSACTION PER SHARE:
BASIC					$0.13
DILUTED					$0.11
SHARES USED IN COMPUTING COMBINED INCOME (LOSS) BEFORE NON-RECURRING CHARGES DIRECTLY ATTRIBUTABLE TO THE TRANSACTION:
BASIC					96,633
DILUTED					116,884

(2)	The three month period ended January 31, 2014 was also included in the pro forma income statement for the year ended December 31, 2013.

AKORN, INC.
NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(In Thousands, Except Per Share Data)
(Unaudited)

(1)	Description of Transaction

On April 17th, 2014, Akorn completed its merger of Hi-Tech in a transaction accounted for under the purchase method of accounting for business combinations. Under the purchase method of accounting, the assets acquired and liabilities assumed of Hi-Tech are recorded as of the acquisition date, at their respective fair values, and combined with those of Akorn. The preliminary reported condensed combined financial condition and results of operations of Akorn after completion of the acquisition will reflect these fair values. Hi-Tech’s results of operations are included in the Company’s consolidated financial statements from the date of acquisition.

Akorn paid a total purchase price of $649,558 to acquire all of the outstanding Hi-Tech common shares, stock options, and payments for key executives upon change-in-control. Each Hi-Tech stockholder received $43.50 per share; please see Note (2).

AKORN, INC.
NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(In Thousands)
(Unaudited)

(2)	Consideration and fair value of acquired assets and assumed liabilities

Total consideration is summarized as follows:

Amount of cash paid to Hi-Tech Stockholders	$604,949
Amount of cash paid to vested Hi-Tech option holders	40,508
Amount of cash paid to key executives upon change-in-control	4,101
Total consideration	$649,558

For purposes of this pro forma analysis, the above consideration has been allocated using Hi-Tech's historical balances as of January 31, 2014 based on an estimate of the preliminary fair valuation of acquired assets and assumed liabilities in connection with the acquisition.

Cash and cash equivalents	$86,447
Accounts receivable	70,889
Inventory	53,446
Current deferred tax assets	9,177
Other current assets	10,388
Intangible assets (i)	340,759
In-process research and development (IPR&D) (ii)	9,400
Property, plant and equipment	46,061
Non-current deferred tax assets	3,339
Other non-current assets	274
Fair value of assets acquired	$630,180
Current liabilities assumed	29,503
Non-current liabilities assumed	122,426
Fair value of liabilities assumed	$151,929
Goodwill (iii)	171,307
Net fair value of assets acquired	$649,558

(i)
The preliminary fair value of the acquired identifiable intangible assets consists primarily of developed product rights for the following currently marketed products: Fluticasone, Guiatussin AC, and other commercialized generic and branded products, and was derived using the multi-period excess-earnings method, a form of the income approach, as determined by a valuation from an independent third-party valuation firm. The weighted average amortization period for these assets, in total, is approximately 15.7 years.

(ii)
In-process research and development, or IPR&D, represents compounds under development by Hi-Tech at the date of acquisition that had not yet achieved regulatory approval for marketing in certain markets. The $9,400 estimated fair value of these intangible assets was derived using the multi-period excess-earnings method, a form of the income approach, as determined by a valuation from an independent third-party valuation firm.

(iii)
The excess of purchase price over fair value amounts assigned to assets acquired and liabilities assumed represents the goodwill amount resulting from the acquisition. The amount allocated to goodwill is preliminary and subject to change, depending on the results of the final fair valuation of assets acquired and liabilities assumed in connection with the acquisition. We do not expect any portion of this goodwill to be deductible for tax purposes. The goodwill attributable to the acquisition of Hi-Tech has been recorded on the unaudited condensed combined Balance Sheet and will not be amortized, but is subject to review for impairment in accordance with ASC 350, “Intangibles – Goodwill and Other.”

AKORN, INC.
NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(In Thousands)
(Unaudited)

(3)	Description of Pro Forma Adjustments, as presented on the March 31, 2014 Balance Sheet

( a )	Cash and cash equivalents - cash acquired and utilized in the acquisition was as follows:

Cash received by Akorn through term loan financing, net of fees	$586,369
Amount of cash paid to Hi-Tech stockholders	(649,558)
Acquisition-related costs incurred (iv)	(14,498)
Total cash and cash equivalents	$(77,687)

(iv)
To reflect acquisition-related transaction costs (including advisory, legal and valuation fees) incurred after March 31, 2014. These amounts are expensed as incurred. Because the acquisition-related costs will not have a continuing impact, these costs are not reflected in the unaudited pro forma statement of operations.

( b )
Inventories - acquired inventory from Hi-Tech was increased by $6,738 to reflect its estimated fair value based on a preliminary valuation analysis. The fair value step-up of inventory will result in a decrease in gross margin as the inventory is sold following the merger.

( c )	Property, Plant and Equipment - acquired property, plant and equipment from Hi-Tech was increased by $10,936 to reflect its estimated fair value based on a preliminary valuation analysis.

( d )
Goodwill – adjusted to eliminate goodwill recorded in the historical financial statements of Hi-Tech at January 31, 2014, as follows, and record the preliminary fair value of goodwill resulting from the pro forma fair valuation of acquired assets, net, as if the acquisition had occurred using pro forma balances. Goodwill resulting from the acquisition is not amortized, and will be assessed for impairment at least annually.

Goodwill	$171,307
Less: Historic Goodwill	545
Total net pro forma adjustment	$170,762

AKORN, INC.
NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(In Thousands)
(Unaudited)

( e )
Product licensing rights and other intangibles - represents the preliminary fair valuation of identifiable intangible assets as compared to the carrying amount of intangible assets on Hi-Tech's balance sheet at January 31, 2014, as follows:

Product licensing rights, net	$334,959
Less: Historic product licensing rights, net	(37,306)
Total net pro forma adjustment	$297,653

Other intangibles, net (v)	$15,200
Less: Historic other intangibles, net	(477)
Total net pro forma adjustment	$14,723

(v)	Other intangibles, net is further allocated as follows:

Trademarks / trade names	$5,500
In-Process R&D	9,400
Royalties	300
Other intangibles, net	$15,200

( f )
Deferred financing costs - to adjust for the accrual and capitalization of an estimated $13,631 in financing costs related to the debt incurred in connection with the transaction. The newly incurred financing costs will be amortized over the life of the borrowing using the effective interest method.

( g )
Contingent consideration - assumed contingent consideration from Hi-Tech was increased to reflect its estimated fair value based on a revised valuation analysis. The purchase consideration payable relates to a prior acquisition of Hi-Tech adjusted for fair value.

( h )
Deferred tax assets and liabilities - to record the deferred tax assets and liabilities related to the book and tax differences between identifiable tangible and intangible assets, based on Akorn’s condensed combined effective income tax rate.  The increase in deferred tax liabilities reflects the fact that the step-up in value of the Hi-Tech intangible assets will not result in future tax-deductible expenses to Akorn, while the increase in deferred tax assets reflects the estimated deductability of acquisition related costs incurred.

( i )
Debt - completion of the Hi-Tech acquisition required cash payments in excess of the sum of the Company’s cash reserves as of January 1, 2013, the acquisition date assumed in the period presented. The Company entered into $600,000 of outstanding debt obligations in the form of a term loan maturing seven (7) years from the date of issuance. Interest will accrue based, at the Company’s election, on an adjusted prime/federal funds rate (“ABR Loan”) or an adjusted LIBOR (“Eurodollar Loan”) rate, plus a margin of 2.50% for ABR Loans, and 3.50% for Eurodollar Loans.  Each such margin will decrease by 0.25% in the event Akorn’s senior debt to EBITDA ratio for any quarter falls to 2.25:1.00 or below.  During an event of default, as defined in the Term Loan Agreement, any interest rate will be increased by 2.00% per annum.  Per the Term Loan Agreement, the interest rate on LIBOR loans cannot fall below 4.50%.

AKORN, INC.
NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(In Thousands)
(Unaudited)

( j )
Equity - reflects adjustments to eliminate Hi-Tech’s historical shareholders’ equity and to reflect Hi-Tech acquisition related costs incurred by the Company subsequent to March 31, 2014 of $12,336, net of tax. These amounts are expensed as incurred. As the acquisition-related costs will not have a continuing impact, these costs are not reflected in the unaudited pro forma statement of operations.

AKORN, INC.
NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(In Thousands)
(Unaudited)

(3)	Description of Pro Forma Adjustments, as presented on the December 31, 2013 and March 31, 2014 Statements of Operation

(k )
Cost of sales - To record the estimated step-up of Hi-Tech's inventory from book value to fair value and to record Hi-Tech freight-out expense within cost of sales consistent with condensed combined operations. The fair value step-up of inventory will result in a $6,738 increase in cost of sales as the inventory is sold following the merger.

( l )
Selling, General and Administrative expense - To record pro forma depreciation expense of $1,701 and $5,102 in the unaudited pro forma condensed combined statements of operations for the 3 months ended March 31, 2014 and the year ended December 31, 2013, respectively, related to the step-up in fair value of Hi-Tech's tangible fixed assets. Hi-Tech had historic depreciation expense of $1,143 and $4,567 for the three months ended January 31, 2014 and the twelve month periods ended January 31, 2014, respectively and to record Hi-Tech freight-out expense within cost of sales consistent with condensed combined operations.

( m)
Acquisition related expense - Represents reversal of the acquisition related costs incurred by Akorn and Hi-Tech included in the historic financial statements for the periods presented which are directly attributable to the merger, as these costs would have been incurred prior to the period covered by the unaudited pro-forma condensed combined statements of operations presented herein.

( n)
Amortization expense - To record pro forma amortization expense of $5,558 and $22,230 in the unaudited pro forma condensed combined statements of operations for the 3 months ended March 31, 2014 and the year ended December 31, 2013, respectively, on the portion of the purchase price allocated to intangible assets. Hi-Tech had historic amortization of intangible assets of $1,651 and $6,566 for the three months ended January 31, 2014 and the twelve month periods ended January 31, 2014, respectively. Pro forma amortization is calculated as follows:

			Estimated Amortization (vi)
	Preliminary Fair Value	Estimated Useful Life	For the 3 months ended March 31, 2014	For the 12 months ended December 31, 2013
Product licensing rights, net	$334,959	15.7	$5,330	$21,319
Trademarks / Trade Names	5,500	9.0	153	611
IPR&D	9,400	N/A (vii)	-	-
Royalties	300	1.0	75	300
	$350,159		$5,558	$22,230

(vi)	Amortization expense has been calculated using the straight-line method over the estimated useful life.

(vii)	IPR&D is indefinite lived in accordance with ASC 805.

( o )	Amortization of deferred financing costs - represents costs related to the amortization of capitalized debt financing costs resulting from the transaction using the effective interest method.

AKORN, INC.
NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(In Thousands)
(Unaudited)

( p )
Interest expense, net - represents the effect of the increased interest expense resulting from the debt obligation, partially offset by ticking fees incurred by Akorn in the twelve months ended December 31, 2013 of $58 and the 3 months ended March 31, 2014 of $3,967, which would not have been incurred had the acquisition occurred as of January 1, 2013, the acquisition date assumed in the attached unaudited pro forma condensed combined statements of income. A 1/8% variance in interest rates would impact net income by approximately $192 for the quarter ended March 31, 2014, and $750 for the year ended December 31, 2013.

	For the 3 months ended March 31, 2014	For the 12 months ended December 31, 2013
Interest expense (Term Loan) (viii)	$6,900	$27,000

(viii)	Calculated as the outstanding principal multiplied by the expected interest rate of 4.5% for the three months ended March 31, 2014 and the twelve months ended December 31, 2013.

( q )
Income tax expense - We have estimated the income tax provision that would have been required by Akorn had the Hi-Tech Acquisition taken place on January 1, 2013 based on the pro forma adjustments made and based on Akorn’s condensed and combined effective income tax rate of 37.0%.